UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2023

XOS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39598	98-1550505
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3550 Tyburn Street Los Angeles, California	90065
(Address of principal executive offices)	(Zip Code)

(818) 316-1890
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	XOS	Nasdaq Global Market
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	XOSWW	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

First Amendment to Standby Equity Purchase Agreement

On March 23, 2022, Xos, Inc. (the “Company”) entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd. (“Yorkville”) whereby the Company has the right, but not the obligation, to sell to Yorkville up to $125.0 million of its shares of common stock, par value $0.0001 per share (the “Common Stock”), at the Company’s request during the 36 months following the execution of the SEPA, subject to certain conditions.

On June 22, 2023, the Company and Yorkville entered into the First Amendment to Standby Equity Purchase Agreement (the “SEPA Amendment”), in which the Company and Yorkville agreed to: (1) change the calculation of the purchase price of an Option 1 Advance from an average of lowest daily volume-weighted average prices (each, a “VWAP”) of the Common Stock during a three-day pricing period to the lowest VWAP during such three-day pricing period; (2) change the denomination of any requested advances from the Company to Yorkville under the SEPA from dollars to shares; (3) increase Yorkville’s beneficial ownership limitation under the SEPA from 4.99% to 9.99% of the outstanding Common Stock, provided that if any portion of an advance under the SEPA would cause Yorkville to exceed the beneficial ownership limitation due to Yorkville’s ownership of the Company’s securities convertible into Common Stock, then the maximum number of shares of Common Stock that such securities will be convertible into will be reduced by the number of shares of Common Stock included in such advance for such period that Yorkville holds such shares of common stock covered by such advance and the number of shares of Common Stock covered by such advance will not be reduced; (4) extend the Commitment Period to February 11, 2026 and (5) make other administrative and drafting changes.

The foregoing description of the SEPA Amendment is qualified in its entirety by reference to the full text of the SEPA Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and which is incorporated herein by reference.

First Amendment to the Convertible Debentures and Side Letter to the Securities Purchase Agreement

On August 9, 2022, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Yorkville under which the Company agreed to sell and issue to Yorkville convertible debentures (the “Convertible Debentures”) in the principal amount of up to $35.0 million, which are convertible into shares of Common Stock, subject to certain conditions and limitations set forth in the Securities Purchase Agreement.

On June 22, 2023, the Company and Yorkville entered into the Side Letter to the Securities Purchase Agreement (the “Side Letter”), pursuant to which the Company and Yorkville agreed, among other things, to remove the restriction on the Company’s ability to effect an Advance (as defined in the SEPA) under the SEPA, provided that for so long as any Principal and Interest (each as defined in the Convertible Debentures) remaining outstanding under the Convertible Debentures, the Company may only (i) effect an advance under the SEPA if an event described in clause (i) or clause (ii) of Section 2(a) of the Convertible Debentures has occurred and has not been cured in accordance with clause (A), (B), or (C) of Section 2(a) of the Convertible Debentures, and (ii) designate an Option 1 Advance Amount (as defined in the SEPA Amendment). Pursuant to the Side Letter, the proceeds from any Advances (the “Advance Proceeds”) shall offset an equal amount outstanding under the Convertible Debentures as an Optional Redemption (as defined in the Convertible Debentures). During each calendar month, any portion of the Advance Proceeds that would result in the cumulative reduction to the outstanding principal under the Debentures by more than $3.0 million (“Excess Proceeds”) shall be split such that 75% of such Excess Proceeds is paid to the Company pursuant to the terms of the SEPA and 25% of such Excess Proceeds is applied as an Optional Redemption on the Convertible Debentures. Each Triggered Principal Amount (as defined in the Convertible Debentures) shall be reduced by any such Optional Redemptions including any Advance Proceeds that were offset against amounts outstanding under the Convertible Debentures as an Optional Redemption as set forth in the 30 days prior to the applicable monthly prepayment date.

On June 22, 2023, the Company and Yorkville entered into the First Amendment to the Convertible Debentures (the “Convertible Debentures Amendment”) pursuant to which the Company and Yorkville agreed to amend the Primary Market definition in the Convertible Debentures.

The foregoing descriptions of the Side Letter and Convertible Debentures Amendment are qualified in their entirety by reference to the full text of such documents, copies of which are attached to this Current Report on Form 8-K as Exhibits 10.2 and 10.3, respectively, and which are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	First Amendment to Standby Equity Purchase Agreement, dated June 22, 2023, between the Company and Yorkville
10.2	Side Letter to the Securities Purchase Agreement, dated June 22, 2023, between the Company and Yorkville
10.3	First Amendment to the Convertible Debentures, dated June 22, 2023, between the Company and Yorkville
104	iXBRL language is updated in the Exhibit Index

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 23, 2023

XOS, INC.

By:	/s/ Liana Pogosyan
Liana Pogosyan
Acting Chief Financial Officer